Proxy Voting Results

A special meeting of shareholders was held on January 18, 2017. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Donald F. Donahue

Affirmative	651,386,397.01	95.004
Withheld	34,261,170.13	4.996
TOTAL	685,647,567.14	100.000

Brian B. Hogan

Affirmative	650,199,590.99	94.831
Withheld	35,447,976.15	5.169
TOTAL	685,647,567.14	100.000

David A. Rosow

Affirmative	651,696,015.13	95.049
Withheld	33,951,552.01	4.951
TOTAL	685,647,567.14	100.000

Garnett A. Smith

Affirmative	652,675,986.79	95.192
Withheld	32,971,580.35	4.808
TOTAL	685,647,567.14	100.000

Carol B. Tomé

Affirmative	653,300,476.35	95.283
Withheld	32,347,090.79	4.717
TOTAL	685,647,567.14	100.000

Michael E. Wiley

Affirmative	651,835,437.65	95.069
Withheld	33,812,129.49	4.931
TOTAL	685,647,567.14	100.000

Proposal 1 reflects trust wide proposal and voting results.